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FOR IMMEDIATE RELEASE                                Contacts: Glenn H. Epstein
NASDAQ: IMGC                                                   Chairman & CEO

                                                               Michael K. Burke
                                                               Exec. VP & CFO
                                                               (518) 782-1122


            INTERMAGNETICS AND INVIVO AGREE TO COMMENCE DUE DILIGENCE


LATHAM, N.Y., November 24, 2003--Intermagnetics General Corporation (NASDAQ:
IMGC) and Invivo Corporation (NASDAQ: SAFE) today announced that Intermagnetics and Invivo have agreed to enter into discussions regarding a potential business combination between the two companies, and, as part of the discussions, Intermagnetics has entered into an exclusive due diligence review of Invivo. These discussions are based upon a revised proposal from Intermagnetics to purchase all of the outstanding shares of Invivo for $22 per share in all cash.

Intermagnetics stated that, based upon publicly available information, it expects an acquisition of Invivo at its newly proposed price would be modestly accretive in the company's current fiscal year, which ends May 2004, with more substantial benefits during fiscal 2005 following a full year of contribution to earnings.

Note: This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Invivo or Intermagnetics. Should any such offer be commenced, Intermagnetics and Invivo will file and deliver all forms, notices and documents required under state and federal law. There can be no assurance that Intermagnetics and Invivo will enter into a definitive agreement regarding a business combination between them or as to the terms, including price, of such agreement.

Intermagnetics (www.igc.com), drawing on the financial strength, operational excellence and technical leadership in its core businesses of Magnetic Resonance Imaging and Instrumentation, has become a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, radio-frequency coils, magnets and devices utilizing low- and high-temperature superconductors and related cryogenic equipment.

Invivo Corporation's Invivo Research subsidiary designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings.

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Safe Harbor Statement: This press release contains "forward-looking statements"
as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Neither Intermagnetics nor Invivo can provide assurances that a business combination will be completed, due to certain risks and uncertainties, including but not limited to: the ability of Intermagnetics to finalize any required contract related to financing; possible future legal proceedings; as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in Intermagnetics' and Invivo's respective Securities and Exchange Commission filings.